Contacts:+

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2012 Financial Results

Non-GAAP Core Operating Income of $1.13 per share (diluted) for the first quarter 2012(1)

19.2% Return on Equity from Non-GAAP Core Operating Income for the first quarter 2012(2)

Dividend of $0.875 per share for the first quarter 2012, will be paid on April 30, 2012

Annualized dividend yield of 16%(3), 20%(4) on a tax adjusted basis

$46.0 million raised in public offering of 2,018,250 shares of Class A common stock, including the over-
allotment option exercised on April 18, 2012

Book value per share at March 31, 2012 was $23.26

ARLINGTON, VA, April 18, 2012 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $8.9 million for the quarter ended March 31, 2012, or $1.13 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $10.8 million for the quarter ended March 31, 2012, or $1.37 per share (diluted), compared to net income of $6.9 million, or $0.89 per share (diluted) for the quarter ended December 31, 2011 and net income of $19.8 million, or $2.58 per share (diluted) for the quarter ended March 31, 2011.

On March 26, 2012, the Company completed a public offering of 1,755,000 shares of Class A common stock, at a public offering price of $23.90 per share, for net proceeds of $40.2 million, after deducting underwriting discounts and commissions and expenses. On April 18, 2012, the Company completed the issuance and sale of 263,250 additional shares of Class A common stock pursuant to the full exercise of the underwriters’ over-allotment option, for additional net proceeds of $5.8 million.

The Company deployed the capital raised from the initial closing of the public offering primarily in 30 year fixed-rate agency-backed mortgage backed securities (“MBS”). As of April 17, 2012, the Company’s agency-backed MBS portfolio consisted of $885 million in face value and $957.5 million in fair value, a weighted average coupon of 4.4%, and an expected asset yield of approximately 3.40% assuming 7% constant prepayment rate (“CPR”). The related repo balance was $865.2 million with a weighted average rate of 0.36%, and a weighted average notional hedge amount of approximately $748 million extending to March of 2017.

“We recorded another positive quarter highlighted by consistent high returns in our agency-backed and private-label MBS portfolios and the successful completion of a capital offering at quarter end. Proceeds from the initial closing of the offering have been deployed accretively, primarily in fixed-rate agency-backed MBS with prepayment protections, attractive cash returns and hedges extending out five years,” said J. Rock Tonkel, Jr., President and Chief Operating Officer. “In addition to an expected increase in the utilization of tax benefits, reduced expense burden and return-on-equity pickup from the offering, the Company retains the opportunity for potential earnings growth in the future from the redeployment of capital from private-label to agency-backed MBS with significantly higher current cash returns.”

First Quarter Highlights

Net interest income for the quarter was $12.5 million. As of March 31, 2012, the Company’s agency-backed MBS consisted of $717.2 million in face value with a cost basis of $744.5 million and a fair value of $775.0 million. Substantially all of the Company’s agency-backed MBS were fixed-rate 30-year MBS with a weighted average coupon of 4.5%, a weighted average cost of 103.7, a weighted average market price of 108.1, and a weighted average cost of repo funding of 36 basis points with the five-year estimated hedged cost of funds of 1.20% at March 31, 2012 on a marked-to-market basis. The three-month CPR for the Company’s agency-backed MBS as of March 31, 2012 was 6.2%, and the Company’s debt to equity ratio at March 31, 2012 was 3.1 to 1.

As of March 31, 2012, the Company’s private-label MBS portfolio consisted of $274.3 million in face value with an amortized cost basis of $142.1 million and a fair value of $175.5 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended March 31, 2012 (dollars in millions):

Total Private-Label MBS

Fair market value	$175.5
Fair market value (as a % of face value)	64.0%

Quarterly yield (as a % of amortized cost)	17.8%
Average cost (as a % of face value)	49.1%
Weighted average coupon	5.3%

Face value	$274.3
Amortized cost	$142.1
Purchase discount	$132.2

60+ delinquent	20.5%
Credit enhancement	6.3%
Severity (3-month)	50.5%
Constant prepayment rate (3-month)	15.2%

The Company’s Board of Directors approved a $0.875 dividend for the first quarter of 2012. The dividend will be paid on April 30, 2012 to shareholders of record on March 26, 2012. This represented a 16% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $22.49 on April 18, 2012.

__________________________________

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended March 31, 2012 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company has excluded certain costs and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for principal repayments in excess of proportionate invested capital, (iii) net unrealized mark-to-market adjustments on the trading MBS and hedge instruments and (iv) other-than-temporary impairment charges recognized, if any.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter and year ended March 31, 2012 (dollars in thousands):

GAAP net income	$10,762
Adjustments
Adjusted expenses(a)	1,497
Stock compensation	161
Net unrealized mark-to-market gain on trading MBS and hedge instruments	(1,819)
Adjusted interest related to purchase discount accretion	(1,688)
Non-GAAP core operating income	$8,913
Non-GAAP core operating income per share (diluted)	$1.13

(a)	Adjusted expenses represent certain professional fees and income taxes that are not considered representative of routine activities of the Company.

(2)	Return on Equity from non-GAAP core operating income is calculated using quarterly average equity and non-GAAP core operating income for the respective period.
(3)	Based on the annualized fourth quarter 2011 dividend and a Class A common stock closing price on the NYSE of $22.49 on April 18, 2012.
(4)	The Company's dividends are eligible for the 15% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 35% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 20% yield.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that invests in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, market conditions, risk spreads, private-label MBS trading volumes, cash earnings, distributable income, portfolio allocation, plans and steps to position the Company to realize value, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in default rates, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of regulatory changes including actions taken by the Securities and Exchange Commission, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability to effectively migrate private-label MBS into agency-backed MBS, ability to realize a higher return on capital migrated to agency-backed MBS, ability and willingness to make future dividends, the failure of sovereign or municipal entities to meet their debt obligations or a downgrade in the credit rating of such debt obligations, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, use of proceeds from our recently-completed equity offering, ability to realize book value growth through reflation of private-label MBS, the realization of gains and losses on principal investments, the outcome of certain litigation and investigatory matters, available technologies, competition for business and personnel, and general economic, political, regulatory and market conditions. These and other risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 that are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)	Three Months Ended
(Unaudited)	March 31,
	2012	2011
INTEREST INCOME	$13,363	$12,495

INTEREST EXPENSE
Interest on short-term debt	692	317
Interest on long-term debt	125	115
Total interest expense	817	432
Net interest income	12,546	12,063

OTHER INCOME, NET
Investment gain, net	2,808	11,224
Other loss	(4)	(3)
Total other income, net	2,804	11,221
Operating income before other expenses	15,350	23,284

OTHER EXPENSES
Compensation and benefits	1,960	2,436
Professional services	1,584	123
Business development	17	32
Occupancy and equipment	95	96
Communications	52	46
Other operating expenses	438	295
Total other expenses	4,146	3,028

Income before income taxes	11,204	20,256

Income tax provision	442	471

Net income	$10,762	$19,785

Basic earnings per share	$1.37	$2.58

Diluted earnings per share	$1.37	$2.58

Weighted average shares outstanding - basic (in thousands)	7,865	7,661
Weighted average shares outstanding - diluted (in thousands)	7,873	7,681

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

ASSETS	March 31, 2012	December 31, 2011

Cash and cash equivalents	$25,388	$20,018
Receivables
Interest	2,535	2,366
Sold securities receivable	21,609	41,321
Other	15	11
Mortgage-backed securities, at fair value
Available-for-sale	175,655	179,566
Trading	774,843	636,872
Other investments	2,882	2,946
Derivative assets, at fair value	299	504
Deposits	69,337	71,079
Prepaid expenses and other assets	81	377
Total assets	$1,072,644	$955,060

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$668,618	$647,977
Interest payable	342	504
Accrued compensation and benefits	1,314	6,177
Dividend payable	8,322	6,785
Derivative liabilities, at fair value	63,592	63,024
Purchased securities payable	77,431	15,820
Accounts payable, accrued expenses and other liabilities	16,906	16,401
Long-term debt	15,000	15,000
Total liabilities	851,525	771,688

Equity:
Common stock	94	77
Additional paid-in capital	1,548,903	1,508,713
Accumulated other comprehensive income, net of taxes	33,464	38,367
Accumulated deficit	(1,361,342)	(1,363,785)
Total equity	221,119	183,372

Total liabilities and equity	$1,072,644	$955,060

Book Value per Share	$23.26	$23.67

Shares Outstanding (in thousands)	9,506	7,748